Exhibit 99

Horizon Offshore Reports First Quarter Results

HOUSTON, May 14, 2003 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF) today reported a net loss for the quarter ended March 31, 2003 of $2.9 million, or $0.11 per share-diluted. This compares with net income of $0.4 million, or $0.02 per share-diluted, for the first quarter of 2002.

For the first quarter of 2003, gross profit was $2.5 million, or 3.8 percent, on revenues of $67.1 million, compared with gross profit of $5.0 million, or 7.6 percent, on revenues of $66.1 million for the first quarter of 2002. Pre-tax net loss was $4.5 million, with an income tax benefit of $1.5 million for the first quarter of 2003, compared with pre-tax net income of $0.5 million and an income tax provision of $0.2 million for the same quarter last year.

The loss for the first quarter of 2003 is due to lower profit margins on projects and a reduction in vessel utilization as a result of competitive pressure, reduced demand for marine construction services and unusually adverse weather conditions.

Work began on a major portion of Chevron Nigeria, Ltd.'s Escravos Offshore Pipeline and Structural two-year program in January 2003 and accounted for 10.2% of the company's consolidated revenues for the first quarter. In late March 2003, Chevron temporarily suspended its Nigerian operations, including Horizon's Escravos project, due to ethnic unrest in the Niger Delta. The company expected to be temporarily suspended from operations for approximately two weeks. However, due to the extended ethnic unrest and the approaching adverse weather season, Horizon anticipates that its work will resume in mid-August 2003. Horizon expects the suspension of operations to adversely affect its operating results for the second quarter of 2003.

The receivables from Pemex continue to impact Horizon's liquidity and operating cash flows. As of March 31, 2003, the company had contract receivables and costs in excess of billings from Pemex totaling $72.4 million including claims. Work has continued on assembling the claims totaling $57.0 million as of March 31, 2003, in accordance with legal and contractual requirements and in a form acceptable to Pemex. Horizon expects to formally submit these claims through the second quarter of 2003.

During 2003, Horizon has been required to borrow funds to meet working capital requirements due to the delayed timing of the collection of its Pemex receivables and claims. In May 2003, the company obtained amendments on its three revolving credit facilities to provide additional financial flexibility by making the financial covenants related to financial leverage less restrictive. Based upon current and projected demand for the company's services and reduction in EBITDA, Horizon anticipates that it will need to further amend its debt covenants in subsequent quarters. Horizon is currently in discussions with its lenders regarding its revolving credit facilities and any necessary amendments.

``Our operating results for the first quarter of 2003 reflect a difficult economic environment and market for the marine construction industry. We anticipate that these conditions will continue through the second quarter of 2003. However, we remain focused and poised to take advantage of anticipated improvements in market conditions and expect to return to profitability during the third quarter of 2003,'' said Bill J. Lam, President and Chief Executive Officer.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex's approval of claims and the outcome of related settlement agreements; Horizon's ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; expected loan noncompliance and the need for additional financing; industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Horizon Offshore, Inc. Summary Financial and Operating Data (Unaudited)

Three Months Ended March 31,
2003	2002
Income Statement Data: (In thousands, except share and per share data)

Contract revenues	$67,061	$66,103
Cost of contract revenues	64,527	61,056
Gross profit	2,534	5,047
Selling, general and administrative expenses	5,418	3,501
Operating income (loss)	(2,884)	1,546

Other:
Interest expense, net of amount capitalized	(1,543)	(1,023)
Interest income	11	25
Other income (expense), Net	(42)	(2)
Net income (loss) before income taxes	(4,458)	546

Income tax provision (benefit)	(1,510)	169

Net income (loss)	$(2,948)	$377

Earnings per share:
Net income (loss) per share - basic	$(0.11)	$0.02
Net income (loss) per share - diluted	$(0.11)	$0.02

Weighted average shares used in computing
net income (loss) per share:
Basic	26,387,565	23,278,637
Diluted	26,387,565	23,582,382

Other Non-GAAP Financial Data:
EBITDA(1)	$1,209	$4,773

EBITDA calculation is as follows:
Net income (loss)	$(2,948)	$377
Income tax provision (benefit)	(1,510)	169
Net interest expense	1,532	998
Depreciation and amortization	4,135	3,229
EBITDA	$1,209	$4,773

(1)

Horizon calculates EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, and certain non-cash charges. Earnings includes revenues for services for which non-cash consideration is received. EBITDA is a supplemental financial measurement Horizon uses to evaluate its business.

Contact:

        Horizon Offshore, Inc.

        David W. Sharp

        (713) 361-2630